EXHIBIT 99.1

ANNUAL SERVICER’S CERTIFICATE

GE Money Bank

GE CAPITAL CREDIT CARD MASTER NOTE TRUST

The undersigned, a duly authorized representative of GE Money Bank, pursuant to the Servicing Agreement dated as of June 27, 2003 (as may be further amended and supplemented from time to time, the “Agreement”), between GE Money Bank and GE Capital Credit Card Master Note Trust, does hereby certify that:

1.     GE Money Bank is, as of the date hereof, Servicer under the Agreement. Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement.

2.     The undersigned is an Authorized Officer who is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Owners.

3.     A review of the activities of Servicer during the fiscal year ended December 31, 2005, and of its performance under the Agreement was conducted under my supervision.

4.     Based on such review, Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such year and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5.

5.     The following is a description of each default in the performance of Servicer’s obligations under the provisions of the Agreement known to me to have been made by Servicer during the fiscal year ended December 31, 2005, which sets forth in detail (i) the nature of each such default, (ii) the action taken by Servicer, if any, to remedy each such default and (iii) the current status of each such default: None.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 15th day of March, 2006.

/s/ BRENT P. WALLACE
Name:	Brent P. Wallace
Title:	President